Exhibit 3.16

State of Delaware Secretary of State Division of Corporations Delivered 04:22 PM 11/19/2015 FILED 04:22 PM 11/19/2015 SR 20150999618 - File Number 2058433

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

i2S, INC.

(a Delaware corporation)

WITH AND INTO

CAMBER CORPORATION

(a Delaware corporation)

Pursuant to Section 253 of the Delaware General Corporation Law

Camber Corporation, a Delaware corporation (“Camber”), does hereby certify to the following facts relating to the merger (the “Merger”) of i2S, a Delaware corporation and wholly owned subsidiary of Camber (the “Subsidiary”), with and into Camber:

FIRST: That Camber and the Subsidiary are incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

SECOND: That Camber owns all of the capital stock of the Subsidiary.

THIRD: That the Board of Directors of Camber adopted and approved a resolution authorizing the merger of the Subsidiary with and into Camber on November 19, 2015 (the “Resolution”).

FOURTH: That the Resolution provides as follows:

MERGER OF i2S WITH AND INTO CAMBER

WHEREAS, Camber owns all of the outstanding stock of i2S, Inc., a Delaware corporation (“i2S”); and

WHEREAS, the Board of Directors of Camber deems it advisable and in the best interest of Camber and its stockholders that i2S be merged with and into Camber (the “Merger”) pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), with Camber continuing as the surviving corporation;

NOW, THEREFORE, BE IT RESOLVED, that the Merger be, and it hereby is, authorized and approved; and further

RESOLVED, that the Merger shall be effective as of the close of business on November 19, 2015 (the “Effective Time”); and further

RESOLVED, that as of the Effective Time and without further action, Camber shall possess all rights, privileges, powers, and franchises of i2S and shall assume all liabilities and obligations of i2S; and further

RESOLVED, that at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of i2S stock outstanding immediately prior to the Effective Time shall be cancelled, and no consideration shall be issued in respect thereof; and further

RESOLVED, that each issued and outstanding share of capital stock of Camber immediately prior to the Effective Time shall not be converted, exchanged, or modified in any manner as a result of the Merger, and the capital stock of Camber outstanding immediately prior to the Effective Time shall constitute the outstanding capital stock of the Camber as of the Effective Time; and further

RESOLVED, that the officers of Camber be and they hereby are authorized and directed to make and execute a Certificate of Ownership and Merger, to file the same in accordance with the DGCL, and to take or cause to be taken all such further action and to execute and deliver, or cause to be executed and delivered, all such instruments and documents, in the name and on behalf of Camber, as they determine in their judgment to be necessary, proper, or desirable to carry out fully the intent and purposes of the foregoing resolutions; and further

RESOLVED, that all actions taken by any officer, employee or agent of Camber in connection with the transactions contemplated by the foregoing resolutions are hereby adopted, ratified, confirmed and approved in all respects as acts on behalf of Camber.

FIFTH: That this Certificate of Ownership and Merger shall be filed with the Secretary of State of Delaware and shall be effective as of the close of business on November 19, 2015.

IN WITNESS WHEREOF, Camber Corporation has caused this certificate to be executed by an authorized officer this 19th day of November, 2015.

Camber Corporation

By:	/s/ John Lord
John Lord, Secretary